Perma-Fix Environmental Services, Inc.
Adopts Preferred Share Purchase Rights Plan

ATLANTA - May 8, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) announced that its Board of Directors has adopted a Preferred Share Purchase Rights Plan. As part of the plan, the Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the company’s common stock to stockholders of record on May 12, 2008. The Rights are designed to assure that all of the company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender and abusive tactics to gain control of the company. The Rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the company’s common stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock (with certain exceptions). Each Right (other than the Rights owned by such acquiring person or members of such group) will entitle shareholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $13.00. Each one one-hundredth of a share of such new preferred stock purchasable upon exercise of a Right has economic terms designed to approximate the value of one share of common stock. If the company is acquired in a merger or other business combination transaction, each Right will entitle its holder (other than Rights owned by such acquiring person or members of such group) to purchase, at the Right’s then current exercise price, a number of the acquiring company’s common shares having a market value at the time of twice the Right’s exercise price. In addition, if a person or group (with certain exceptions) acquires 20% or more of the company’s outstanding common stock, each Right will entitle its holder (other than the Rights owned by such acquiring person or members of such group which are void) to purchase, at the Right’s then current exercise price, a number of shares of the company’s common stock having a market value of twice the Right’s exercise price.

Following the acquisition by a person or group of beneficial ownership of 20% or more of the company’s outstanding common stock (with certain exceptions), and prior to an acquisition of 50% or more of the company’s common stock by such person or group, the Board of Directors may, at its option, exchange the Rights (other than Rights owned by such acquiring person or members of such group), in whole or in part, for shares of the company’s common stock at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of participating preferred stock) per Right. Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the company’s common stock (with certain exceptions), the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

Additional information about the Preferred Share Purchase Rights Plan is available on the company’s Form 8-K filed or to be filed with the Securities and Exchange Commission.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates nine major waste treatment facilities.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316